Exhibit 10.09

VALERO GP, LLC

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective July 1, 2006

VALERO GP, LLC

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

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ARTICLE III	VESTING	8

ARTICLE IV	RETIREMENT BENEFIT	8

4.1	Calculation of Retirement Benefit	8
4.2	Form and Time of Payment	8
4.3	Modification of Pension	9
4.4	Delay of Certain Payments	9

ARTICLE V	PRERETIREMENT SPOUSAL DEATH BENEFIT	10

5.1	Death Prior to Commencement of Benefits	10
5.2	Death After Commencement of Benefits	10
5.3	Beneficiary Designation Prohibited	10

ARTICLE VI	PROVISIONS RELATING TO ALL BENEFITS	10

6.1	Effect of This Article	10
6.2	Termination of Employment	10
6.3	No Duplication of Benefits	10
6.4	Forfeiture For Cause	10
6.5	Forfeiture for Competition	11
6.6	Expenses Incurred in Enforcing the Plan	11
6.7	No Restrictions on any Portion of Total Payments Determined to be Excess Parachute Payments	11
6.8	Benefits Upon Re-employment	11

ARTICLE VII	ADMINISTRATION	11

7.1	Committee	11
7.2	Powers of the Committee	11
7.3	Committee Discretion	12
7.4	Reliance Upon Information	12

ARTICLE VIII	ADOPTION BY SUBSIDIARIES	12

8.1	Procedure for and Status After Adoption	12
8.2	Termination of Participation By Adopting Subsidiary	13

ARTICLE IX	AMENDMENT AND/OR TERMINATION	13

9.1	Amendment or Termination of the Plan	13
9.2	No Retroactive Effect on Annual Benefits	13
9.3	Effect of Termination	13
9.4	Effect of Change in Control	13

ARTICLE X	FUNDING	14

10.1	Payments from Trust	14
10.2	Plan May Be Funded Through Life Insurance	14
10.3	Funding of Rabbi Trust	14
10.4	Ownership of Assets; Release	14
10.5	Reversion of Excess Assets	15
10.6	Participants Must Rely Only on General Credit of the Companies	15

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ARTICLE XI	MISCELLANEOUS	15

11.1	Responsibility for Distributions and Withholding of Taxes	15
11.2	Limitation of Rights	16
11.3	Resolution of Disputes	16
11.4	Distributions to Incompetents	16
11.5	Nonalienation of Benefits	16
11.6	Severability	17
11.7	Notice	17
11.8	Gender and Number	17
11.9	Governing Law	17
11.10	Effective Date	17

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VALERO GP, LLC

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Valero GP, LLC Supplemental Executive Retirement Plan (hereinafter referred to as the “SERP” or the “Plan”) is hereby established effective July 1, 2006 for the purpose of providing certain highly compensated, management personnel of Valero GP, LLC and its subsidiaries (hereinafter collectively referred to as the “Company”) a supplement to the retirement benefit they may otherwise receive under the Valero GP, LLC Pension Plan (the “Pension Plan”) and the Valero Energy Corporation Pension Plan (“Prior Pension Plan”).

Benefits under the Plan are limited to a select group of management or other highly compensated employees. The Plan is not intended to constitute either a qualified plan under the provisions of Section 401 of the Code or a funded plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The Plan is established in connection with a spin-off from the Valero Energy Corporation Supplemental Executive Retirement Plan (“Predecessor SERP”) of the benefits accrued under such Predecessor SERP with respect to eligible Employees of the Company. In this connection, it is the intent of the Company that this Plan not constitute a new nonqualified deferred compensation plan, but rather merely an assumption and continuation of the Predecessor SERP, effective as of July 1, 2006, with respect to eligible Employees of the Company who have accrued a benefit under the Predecessor SERP. The original effective date of the Predecessor SERP was January 1, 1983.

The Company has established the Pension Plan effective as of July 1, 2006, to provide defined benefit pension benefits to eligible Employees of the Company, with respect to future service. Effective as of July 1, 2006, eligible Employees of the Company will cease accruing additional benefits under the Prior Pension Plan and the Prior SERP. It is the intent of the

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Company that this Plan shall assume the liabilities of the Prior SERP as of July 1, 2006, with respect to eligible Employees of the Company, and shall provide a single, nonqualified defined benefit to eligible Employees for their pre-July 1, 2006 benefit accruals under the Predecessor SERP and their post-July 1, 2006 benefit accruals under this Plan.

It is the intent of the Company and Valero Energy Corporation (“VEC”) that this Plan be maintained by the Company for the benefit of eligible Employees of the Company and that, from and after the effective date hereof, this spin-off plan and the Company shall be solely liable for all benefits due such eligible Employees under this Plan and the Predecessor SERP.

ARTICLE I

DEFINITIONS

All defined terms used in the Pension Plan shall have the same meaning for this Plan, except as otherwise set forth below.

1.1 Accrued Benefit. “Accrued Benefit” means, as of any given date of determination, the Retirement benefit calculated under Section 4.1 with Final Average Compensation, but with the offsets for the aggregate benefits provided under the Pension Plan and the Prior Pension Plan, and Credited Service determined as of the particular date.

1.2 Actuarial Equivalent or Actuarially Equivalent Basis. “Actuarial Equivalent” or “Actuarially Equivalent Basis” means an equality in value of the aggregate amounts expected to be received under different forms of payment based on the same mortality and interest rate assumptions. For this purpose, the mortality and interest rate assumptions used in computing benefits under the Pension Plan will be used. If there is no Pension Plan, then the actuarial assumptions to be used for purposes of this Plan will be those actuarial assumptions deemed appropriate by the actuarial firm, which last served as independent actuary for the Pension Plan, or such other actuarial firm determined by the Committee.

1.3 Board of Directors. “Board of Directors” means the Board of Directors of the Company.

1.4 Change in Control. “Change in Control” shall mean the occurrence of one or more of the following events:

(a) Any one person or more than one person acting as a group (a “Group”) shall acquire (whether in one or more transactions) ownership of interests in the Company that, together with interests held by such person or Group, constitutes more than 50% of the total fair market value or total voting power of all interests, of the Company; or

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(b) any one person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or Group) ownership interests in the Company representing 35% or more of the total voting power of all such interests in the Company; or

(c) a majority of the members of the governing body of the Company (or, for purposes of this subparagraph (c), the relevant entity under the provisions of Prop. Treas. Reg. §1.409A-3(g)(5)(vi)(A)) is replaced during any 12-month period by members whose appointment or election is not endorsed by a majority of the members of the governing body of the Company prior to the date of appointment or election; or

(d) any one person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or Group) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

(e) A Change in Control shall also be deemed to occur if a Change in Control, as defined in (a), (b), (c) or (d) above, shall occur with respect to:

(i) the entity for which a Participant is providing services at the time of such Change in Control, or

(ii) the entity liable for paying the benefits under this Plan (or all such entities if more than one entity shall be so liable); or

(iii) an entity that is the majority holder of interests in any entity identified in (i) or (ii), or any entity in a chain of entities in which such entity is a majority holder of interests in another entity in the chain, ending in an entity identified in (i) or (ii) above.

(f) Special Rules.

(i) For purposes of calculating ownership in determining whether a Change in Control has occurred, the attribution rules of Code section 318(a) shall apply with respect to stock of a corporation, and shall be applied by analogy with respect to other types of business entities.

(ii) If, at the time of a transaction, any one person or Group is considered to own more than 50 percent of the total fair market value or total voting power of interests in the Company (or other entity), or is considered to own 35 percent or more of the total voting power of interests in the Company (or other entity), then the acquisition of additional interests in the Company or other entity shall not be treated as a Change in Control under section (a) or (b) above, as applicable.

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(iii) For purposes of applying the provisions of section (d) above, a transfer of assets is not treated as a change in the ownership of such assets if the assets are transferred to:

(1)	any person or Group who holds an interest in the Company, in exchange for such interest;

(2)	an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(3)	a person or Group that owns, directly or indirectly, 50% or more of the total value or voting power of the Company; or

(4)	an entity, at least 50% of the total value or voting powers of which is owned, directly or indirectly, by a person or Group described in (3) above.

In applying the provisions of this section (f)(iii), a person’s status is determined immediately after the transfer of assets.

1.5 Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.6 Company. “Company” means the Valero GP, LLC, or any successor by merger, purchase or otherwise.

1.7 Committee. “Committee” means the Benefit Plans Administrative Committee of the Company.

1.8 Covered Compensation. “Covered Compensation” means the average (without indexing) of the Taxable Wage Base for the 35 calendar years ending with the calendar year in which a Participant attains social security retirement age (as defined in Section 415(b)(8) of the Code). A 35-year period shall be used for all Participants regardless of the year of birth of such Participant. In determining a Participant’s Covered Compensation prior to the Participant attaining social security retirement age, it shall be assumed that the Taxable Wage Base in effect at the beginning of the Plan Year in which such determination is made will remain constant for all future years.

1.9 Credited Service. “Credited Service” means a Participant’s continuing period of employment with the Company (whether or not contiguous), commencing on the first day for which such Participant is paid, or entitled to payment, for the performance of duties with the Company and terminating with the Participant’s final cessation of participation in the Plan. With respect to any full calendar year in which a Participant receives Eligible Earnings in each payroll period as an active Employee, he shall be credited with one year of Credited Service. With respect to any partial calendar year in which a Participant receives Eligible Earnings as an active Employee (such as the calendar year in which employment commences or participation ceases) he shall be credited with a fraction of a year of Credited Service, in the same proportion that the number of payroll periods during such calendar year that he received Eligible Earnings as an

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active Employee bears to the total number of payroll periods during such year. All partial years of Credited Service shall be aggregated so that a Participant receives credit for all periods of employment regardless of whether the Credited Service is interrupted. Credited Service shall also include, and a Participant shall be credited with, such additional periods of time, if any, as may have been agreed upon by the Participant and the Company in connection with the Participant’s employment, termination or otherwise.

For Participants who: (a) are or become Employees at any time during the period beginning on the Effective Date and ending on the date that Valero Energy Corporation ceases to own (directly or indirectly) any ownership interest in the Company, and (b) immediately prior to becoming Employees, were employees of Valero Energy Company or an affiliate of Valero Energy Company, Credited Service shall also include the service credited for such Employees under the Valero Energy Corporation Pension Plan.

1.10 Eligible Earnings. “Eligible Earnings” means all compensation paid or payable by the Company to the employee in the form of base salary or wages and bonuses (whether paid or payable in cash or securities or any combination thereof), including therein any amounts of such base salary or wages and bonuses earned which, at the employee’s election, in lieu of a cash payment to him, are contributed to a Plan of Deferred Compensation maintained by the Company, if any. During a leave of absence from work, with or without pay, such as disability leave of absence or personal leave of absence, the Participant’s base rate of pay in effect immediately prior to the leave of absence and his most recent bonus amount earned shall be used in computing his Eligible Earnings.

1.11 Final Average Compensation. “Final Average Compensation” means a Participant’s average monthly Eligible Earnings from any Company for the thirty-six consecutive calendar months that give the highest average monthly rate of Eligible Earnings for the Participant out of all calendar months next preceding the earliest of (a) the date upon which a Participant becomes ineligible for participation in this Plan pursuant to Section 2.2, (b) the latest of (i) the Participant’s termination for total disability or (ii) his Separation from Service, (c) the termination of this Plan or (d) a Change in Control.

1.12 Monthly Covered Compensation. “Monthly Covered Compensation” means the quotient resulting from dividing Covered Compensation by 12.

1.13 Monthly FICA Amount. “Monthly FICA Amount” means the quotient resulting from dividing by 12 the Taxable Wage Base in effect or assumed to be in effect at the beginning of the calendar year in which a Participant attains social security retirement age (as defined in Code section 415(b)(8)).

1.14 Normal Retirement Date. “Normal Retirement Date” means the first day of the month coincident with or next following the date on which the Participant attains the age of 65 years.

1.15 Participant. “Participant” means either (a) an employee of the Company who is eligible for and is participating in the Plan or (b) a former employee of the Company who is receiving, or is eligible to receive benefits under the Plan.

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1.16 Pension Plan. “Pension Plan” means the Valero GP, LLC Pension Plan, a defined benefit plan qualified under Section 401(a) of the Code, as it may be amended from time to time and any successor qualified defined benefit plan.

1.17 Pension Plan Benefit. “Pension Plan Benefit” means the amount of monthly benefit payable from the Pension Plan which (i) in the case of an unmarried Participant, is based upon a lifetime annuity payable to such Participant pursuant to the provisions of Article 4 of the Pension Plan, or any successor provision; or, (ii) in the case of a married Participant, is based upon a joint and survivor pension of Actuarially Equivalent Value to the pension otherwise payable to such Participant for life pursuant to the provisions of Article 4 of the Pension Plan or any successor provision.

1.18 Plan. “Plan” means the Valero GP, LLC Supplemental Executive Retirement Plan as set forth in this document, and as amended from time to time.

1.19 Plan of Deferred Compensation. “Plan of Deferred Compensation” means any non-qualified deferred compensation plan or arrangement, any Code section 125 cafeteria plan, or any Code section 401(k) cash or deferred arrangement maintained by the Company.

1.20 Plan Year. “Plan Year” means the calendar year.

1.21 Prior Pension Plan. “Prior Pension Plan” means the Valero Energy Corporation Pension Plan, as amended.

1.22 Prior Pension Plan Benefit. “Prior Pension Plan Benefit” means the amount of monthly benefit payable from the Prior Pension Plan which (i) in the case of an unmarried Participant, is based upon a lifetime annuity payable to such Participant pursuant to the provisions of Article 4 of the Prior Pension Plan, or any successor provision; or, (ii) in the case of a married Participant, is based upon a joint and survivor pension of Actuarially Equivalent Value to the pension otherwise payable to such Participant for life pursuant to the provisions of Article 4 of the Prior Pension Plan or any successor provision.

1.23 Rules. “Rules” means the Commercial Arbitration Rules of the American Arbitration Association in effect at the date of commencement of any arbitration hereunder.

1.24 Securities Act. “Securities Act” means the Securities Exchange Act of 1934, as amended from time to time.

1.25 Separation from Service. “Separation from Service” shall mean a separation from service as defined in Code section 409A and the regulations and rulings issued thereunder.

1.26 Subsidiary. “Subsidiary” means (i) any corporation 50% or more of whose stock having ordinary voting power to elect directors (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned, directly or indirectly, by the Company, and (ii) any partnership, association, joint venture or other entity in which, the Company, directly or indirectly, has a 50% or greater equity interest at the time.

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1.27 Surviving Spouse. “Surviving Spouse” means the spouse of a Participant who is eligible to receive a Qualified Pre-retirement Survivor Annuity benefit under the Pension Plan.

1.28 Trust. “Trust” or “Trust Agreement” shall mean the trust, if any, created to fund benefits under the Plan pursuant to Article X.

1.29 Trustee. “Trustee” means collectively one or more persons or corporations with trust power which have been appointed by the Committee and have accepted the duties of Trustee of the Trust (if any) and any and all successor or successors appointed by the Company.

ARTICLE II

ELIGIBILITY

2.1 Eligibility. An Employee shall become a Participant in the Plan as of the date he is selected by the Committee for inclusion as a Participant in the Plan. Ongoing eligibility and participation of Participants shall be determined by the Committee in its sole discretion, and no employee shall have a right to initial or ongoing participation in this Plan. As of the Effective Date, any Employee who was a participant in the Prior SERP shall automatically become a Participant in this Plan.

2.2 Frozen Participation. If an Employee who is a Participant later becomes ineligible to continue to participate but still is employed by an adopting Company, his Accrued Benefit will be frozen as of the last day of the Plan Year prior to the Plan Year during which he initially became ineligible to participate. He will later be entitled to that frozen Accrued Benefit, upon his Separation from Service (if, at the time of such Separation from Service, his Accrued Benefit is vested), subject to the requirements of Articles III and IV. The frozen Accrued Benefit will be payable at the time and in the form set forth in Article IV. The Surviving Spouse of a Participant whose Accrued Benefit is frozen at the time of the Participant’s death shall not be entitled to any death benefit under this Plan. A Participant whose Accrued Benefit is frozen at the time of incurring a disability shall not accrue any further Credited Service either for accrual or vesting purposes after the disability occurs so long as the Participant’s Accrued Benefit in this Plan is frozen. If the frozen Accrued Benefit is less than the benefit which could otherwise be provided without this limitation, then the benefit will not exceed the Participant’s frozen Accrued Benefit. Additionally, if any of the events described in Article VI should occur, the Participant whose Accrued Benefit is frozen shall be subject to having his frozen Accrued Benefit either restricted in amount or forfeited in accordance with Article VI.

2.3 Renewed Eligibility. If an employee who is a Participant becomes ineligible to continue to participate but remains employed by an adopting Company and then later again becomes eligible to participate, the Participant will be given Credited Service for the intervening period, will have his Final Average Compensation computed as though the freeze had never occurred, and will be treated for all purposes as though he had not had his participation interrupted.

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ARTICLE III

VESTING

Except as otherwise set forth herein, a Participant’s Accrued Benefit shall vest pursuant to the following vesting schedule:

Participant’s Years of Credited Service	Vested Percentage
Less than 5	0%
5 or more	100%

Notwithstanding the foregoing, the portion of a Participant’s Accrued Benefit attributable to Credited Service attained on or after January 1, 1996, shall vest only upon the occurrence of the Participant’s (i) death, (ii) Disability, or (iii) Separation from Service after the participant has attained age 55 and 5 years of Credited Service. In the event of the Participant’s Separation from Service prior to attaining age 55 and 5 years of Credited Service for any reason other than death or Disability, the Participant’s Accrued Benefit hereunder shall be forfeited, and, in such case, the Participant shall be eligible for benefits under the Valero GP, LLC Excess Pension Plan if, and to the extent, the Participant satisfies the eligibility criteria for benefits under such plan.

Notwithstanding the foregoing provisions, a Participant’s Accrued Benefit (whether attributable to Credited Services earned prior to, on, or after January 1, 1996) shall vest upon the occurrence of a Change in Control, upon termination of the Plan pursuant to Section 9.1 or if the adopting Subsidiary employing a Participant terminates its participation in the Plan and such Participant’s participation in the Plan is not promptly continued through employment by another adopting Subsidiary.

ARTICLE IV

RETIREMENT BENEFIT

4.1 Calculation of Retirement Benefit. Subject to the following provisions of this Section 4.1, the provisions of Section 4.3 and Article III; the monthly pension payable under the Plan shall be an amount equal to the sum of (i) plus (ii) minus (iii) where (i) equals: 1.60% of the Participant’s Final Average Compensation multiplied by his number of years of Credited Service; and (ii) equals .35% multiplied by the product of his number of years of Credited Service (not to exceed 35 years) times the excess of his Final Average Compensation over the lesser of (a) 1.25 times his Monthly Covered Compensation, or (b) the Monthly FICA Amount; and (iii) equals the sum of the Participant’s Pension Plan Benefit and Prior Pension Plan Benefit. In the case of an unmarried Participant the benefit shall be based on a lifetime annuity. In the case of a married Participant the benefit shall be a fifty percent (50%) Qualified Joint and Survivor Annuity pension of Actuarially Equivalent Value to the pension otherwise payable for life hereunder. The monthly pension payable under the Plan, as determined above, shall be further reduced by the equivalent amount the Pension Plan Benefit and the Prior Pension Plan Benefit are increased as a result of increases in the amount of maximum benefits payable from qualified plans in accordance with Code Section 415 or other applicable law. If a Participant’s benefits commence prior to his Normal Retirement Date, the monthly pension payable to such Participant shall be determined by multiplying the monthly pension otherwise payable to him by the applicable early retirement reduction factor contained in the Pension Plan.

4.2 Form and Time of Payment. Benefits under the Plan shall commence upon the Participant’s Separation from Service. In the event that the present lump-sum Actuarial Value of a Participant’s benefit at Separation from Service is $50,000 or less, such benefit shall be paid in a single lump sum cash payment. In the event that the present lump-sum Actuarial Value of a

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Participant’s benefit at Separation from Service is greater than $50,000, such benefits shall be made available to the Participant only in the form of the monthly annuity payment forms available to the Participant under the Pension Plan which are Actuarial Equivalent lifetime annuities. Any optional annuity form normally available under the Pension Plan that is coordinated with such Participant’s Social Security benefit, or is not an Actuarial Equivalent lifetime annuity, shall not be an available optional payment form under this Plan. In that regard, the Company shall furnish each Participant, on or about 180 days prior to the date on which he will have both attained age 55 and completed five years of Credited Service, or, if earlier, the date he will have attained age 65, a written explanation of (a) the terms and conditions of payment provided under the form of payments as described in the Pension Plan and the optional forms of payment which may be elected in lieu thereof; (b) the terms and conditions of payment provided under the automatic pension as described in the Pension Plan; and (c) the relative financial effect on a Participant’s total pension of an election not to take the standard and automatic pension. In addition, the Company shall also furnish each married Participant at least 120 days prior to the date his benefit is scheduled to commence under the Plan, a written statement of the amount of pension which would be payable on his behalf under the standard and automatic Qualified Joint and Survivor Annuity pension as is described in the Pension Plan; and the amount of pension otherwise payable under the available optional forms of benefit.

4.3 Modification of Pension. The Committee shall have the right to modify the calculation of the benefit payable as to any Participant as it may desire from time to time; provided, however, that any such modification shall not result in a reduction of the benefit payable below the amount set forth above in Section 4.1. In addition, except as expressly provided for herein, benefits payable under this Plan to any Participant shall not affect any other right or entitlement a Participant may have by contract or otherwise. In addition, the benefits payable to a Participant under this Plan may be modified by written agreement entered into between the Participant and a Company and approved pursuant to Section 7.7. If so modified, the provisions of such written agreement shall prevail in determining such Participant’s rights and benefits under this Plan.

4.4 Delay of Certain Payments. With respect to any Participant who is a “Specified Employee,” as defined in Code Section 409A and the regulations and rulings issued thereunder, any benefit that becomes payable by reason of such Participant’s Separation from Service shall not commence prior to the date that is six (6) months following such Participant’s Separation from Service. Upon commencement of any benefit delayed by application of this Section 4.4, the monthly benefit payable to the Participant shall be determined as of the Participant’s Separation from Service, and the first payment shall include all payments that would have otherwise becomes payable during the period of such delay. The provisions of this Section 4.4 shall not apply (a) with respect to any benefit that becomes payable due to the death of the Participant, or (b) if, at the time of such Participant’s Separation from Service, no stock of the Company is publicly traded on an established securities market or otherwise.

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ARTICLE V

PRERETIREMENT SPOUSAL DEATH BENEFIT

5.1 Death Prior to Commencement of Benefits. In the event that a Participant dies prior to commencing payment of his benefit hereunder, the Participant’s Surviving Spouse shall receive for life a Surviving Spouse benefit under the Plan, which shall continence on the first day of the month following the date of the Participant’s death and shall be equal to fifty percent (50%) of the amount the Participant would have received under Section 4.1 if he had experienced a Separation from Service on his date of death and elected immediate commencement of his pension on his Separation from Service.

5.2 Death After Commencement of Benefits. Upon the death of a Participant at or after the date that the Participant has commenced payment of his benefit hereunder, there is no separate death benefit and the Surviving Spouse shall be entitled to receive only the survivor portion of any benefit otherwise payable, based upon the form of annuity elected by the Participant under Section 4.1.

5.3 Beneficiary Designation Prohibited. Since the only death benefit payable under the Plan is to a Surviving Spouse, and no Participant shall have the right to designate a beneficiary to receive death benefits hereunder.

ARTICLE VI

PROVISIONS RELATING TO ALL BENEFITS

6.1 Effect of This Article. The provisions of this Article will control over all other provisions of this Plan.

6.2 Termination of Employment. Termination of employment for any reason prior to the participant’s vesting under Article III or Article V, if applicable, will cause the Participant and any Surviving Spouse to forfeit all interest in and under this Plan.

6.3 No Duplication of Benefits. It is not intended that there be any duplication of benefits. Therefore, in no event will a Participant and/or such Participant’s Surviving Spouse qualify for a benefit under both Articles IV and V.

6.4 Forfeiture For Cause. If the Committee finds, after full consideration of the facts presented on behalf of both the Company and a Participant, that the Participant was discharged by a Company for fraud, embezzlement, theft, commission of a felony, proven dishonesty in the course of his employment by a Company which damaged the Company, or for disclosing trade secrets of a Company, the entire benefit accrued for the benefit of the Participant and/or his Surviving Spouse will be forfeited even though it may have been previously vested under Article III or V. The decision of the Committee as to the cause of a former Participant’s discharge and the damage done to the Company will be final. No decision of the Committee will affect the finality of the discharge of the Participant by the Company in any manner. Notwithstanding the foregoing, no forfeiture should be permitted pursuant to this Section following Plan termination or a Change in Control unless pursuant to arbitration consistent with the provisions of Section 11.3.

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6.5 Forfeiture for Competition. If at the time a distribution is being made or is to be made to a Participant, the Committee finds after full consideration of the facts presented on behalf of the Company and the Participant, that the Participant at any time within two years following his termination of employment from all Companies and without written consent of a Company, directly or indirectly owns, operates, manages, controls or participates in the ownership (other than through ownership of less than 5% of the common stock of a publicly traded entity), management, operation or control of or is employed by, or is paid as a consultant or other independent contractor by a business which competes with the Company by which he was formerly employed in a trade area served by the Company at the time distributions are being made or to be made and in which the Participant had represented the Company while employed by it; and if the Participant continues to be so engaged 60 days after written notice has been given to him, the Committee may forfeit all benefits otherwise due the Participant even though such benefit may have been previously vested under Article III or V. Notwithstanding the foregoing, no forfeiture shall be permitted pursuant to this Section following Plan termination or a Change in Control unless pursuant to arbitration consistent with the provisions of Section 11.3.

6.6 Expenses Incurred in Enforcing the Plan. The Company will pay a Participant for all reasonable legal fees and expenses incurred by him in successfully contesting or disputing his termination of employment by a Company or in successfully seeking to obtain or enforce any benefit provided by this Plan if such termination occurs or a benefit is payable following a Change in Control.

6.7 No Restrictions on any Portion of Total Payments Determined to be Excess Parachute Payments. Notwithstanding that any payment or benefit received or to be received by a Participant in connection with a Change in Control, or the termination of his employment by a Company, would not be deductible, whether in whole or in part, by a Company or any affiliated company, as a result of Section 280G of the Code, the benefits payable under this Plan shall nevertheless not be reduced.

6.8 Benefits Upon Re-employment. If a former employee who is receiving benefit payments under this Plan is re-employed by the Company, the payment of the benefit will continue during his period of re-employment. The re-employed former employee’s benefit will not be changed as a result of his re-employment.

ARTICLE VII

ADMINISTRATION

7.1 Committee. The Plan shall be administered by the Committee.

7.2 Powers of the Committee. The Committee will have the exclusive responsibility for the general administration of this Plan according to the terms and provisions of this Plan and will have all powers necessary to accomplish those purposes, including but not by way of limitation the right, power and authority:

(a) to make rules and regulations for the administration of this Plan;

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(b) to construe all terms, provisions, conditions and limitations of this Plan;

(c) to correct any defect, supply any omission or reconcile any inconsistency that may appear in this Plan;

(d) to determine all controversies relating to the administration of this Plan, including but not limited to:

(1) differences of opinion arising between a Company and a Participant, and

(2) any question it deems advisable to determine in order to promote the uniform administration of this Plan for the benefit of all interested parties; and

(e) to delegate, without limitation, by written notice to the Company’s Chief Financial Officer, the Trustee, the Committee or any other designee, powers of investment and administration as well as those clerical and recordation duties of the Committee, as it deems necessary or advisable for the proper and efficient administration of this Plan.

7.3 Committee Discretion. The Committee in exercising any power or authority granted under this Plan or in making any determination under this Plan may use its sole discretion and judgment. Any decision made or any act or omission, by the Committee in good faith shall be final and binding on all parties and, except as otherwise set forth in Sections 6.4, 6.5 and 7.2(d)(1), shall not be subject to de novo review.

7.4 Reliance Upon Information. The Committee will not be liable for any decision or action taken in good faith in connection with the administration of this Plan. Without limiting the generality of the foregoing, any decision or action taken by the Committee when it relies upon information supplied it by any officer of the Company, the Company’s legal counsel, the Company’s actuary, the Company’s independent accountants or other advisors in connection with the administration of this Plan will be deemed to have been taken in good faith.

ARTICLE VIII

ADOPTION BY SUBSIDIARIES

8.1 Procedure for and Status After Adoption. Any Subsidiary of the Company at the date of adoption of this Plan, and any entity becoming a Subsidiary of the Company after such date of adoption, may adopt this Plan by appropriate action of its board of directors or other governing body. Any power reserved under this Plan to the Company may be exercised separately by each such Subsidiary adopting the Plan; provided, however, that (i) powers reserved under this Plan to the Board of Directors or the Committee shall be exercised only by the Board of Directors of the Company or Committee thereof and (ii) powers reserved under this Plan to the Company shall be exercised only by the Company. Each Subsidiary adopting the Plan delegates to the Company exclusive administrative responsibility for the Plan. However, the

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Company may allocate the costs of Plan benefits among the Companies in any reasonable manner such that each Company shall bear the costs of participation by those Participants who are or were employees of such Company. Each Subsidiary, by adopting this Plan, and in consideration of the like undertakings of the other adopting Subsidiaries, agrees that the obligations and liabilities of the Company(ies) for the payment of benefits to any Participants (and to any person claiming through a Participant) hereunder shall be the joint and several obligation of each Subsidiary adopting the Plan, not solely of the Company employing or previously employing a Participant. Accordingly, each such adopting Subsidiary agrees that, to the extent permitted under-Section 10.4, each Participant (and any person claiming through a Participant) shall have recourse and a right of action to enforce benefits payable under this Plan against any and all Companies contemporaneously participating in the Plan during the period of such Participant’s Credited Service.

8.2 Termination of Participation By Adopting Subsidiary. Any Subsidiary adopting this Plan may, by appropriate action of its board of directors or other governing body, terminate its participation in this Plan. The Committee may, in its discretion, also terminate a Subsidiary’s participation in this Plan at any time. The termination of the participation in this Plan by a Subsidiary will not, however, affect the rights of any Participant who is working or has worked for the Subsidiary as to benefits previously vested under Article III of this Plan.

ARTICLE IX

AMENDMENT AND/OR TERMINATION

9.1 Amendment or Termination of the Plan. The Committee reserves the right in its sole discretion, to suspend, amend or terminate this Plan at any time or from time to time, in whole or in part for whatever reason it deems appropriate.

9.2 No Retroactive Effect on Annual Benefits. No amendment will affect the rights of any Participant to the Retirement benefit provided in Article IV previously accrued by the Participant or will change a Participant’s rights under any provision relating to a Change in Control after a Change in Control has occurred without his consent. However, the Board of Directors retains the right at any time to change in any manner the Retirement benefit provided in Article IV but only as to accruals after the date of the amendment.

9.3 Effect of Termination. If this Plan is terminated, then (i) no Surviving Spouse benefit will be provided to the Surviving Spouse of a Participant dying on or after such date of termination, and no further Retirement benefit will accrue, and (ii) all Plan Participants in active employment of a Company (including Participants whose Accrued Benefit is frozen pursuant to Section 2.2) shall become fully vested. In the event of the termination of the Plan, the Accrued Benefit payable to each affected current or frozen Participant (or Surviving Spouse) shall be determined as of such date of termination and shall be paid at such time and in such form as it would be otherwise payable under the terms of the Plan.

9.4 Effect of Change in Control. Upon the occurrence of a Change in Control, all Accrued Benefits of all Participants shall immediately become fully vested. The Accrued Benefit of each Participant shall be paid out at such time and in such form as it would otherwise be payable under the terms of this Plan.

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ARTICLE X

FUNDING

10.1 Payments from Trust. As set forth in Section 8.1, the Companies are jointly and severally liable to pay the benefits due under this Plan. The Companies may establish, but shall not be required to establish a Trust to provide for the funding of benefits hereunder.

10.2 Plan May Be Funded Through Life Insurance. It is specifically recognized that the Company may, but is not required to, purchase life insurance so as to accumulate assets sufficient to fund obligations under this Plan and that the Company may, but is not required to contribute any policy or policies it may purchase and any amount it finds desirable to the Trust or any other trust established to accumulate assets to fund obligations under this Plan. However, under all circumstances, the Participants will have no rights in or to any such policies.

10.3 Funding of Rabbi Trust. To the extent the Company establishes a Trust hereunder, the Company may make contributions of cash or other assets to the Trust, but shall not be required to make contributions thereto in any amount. Notwithstanding the foregoing, the Company may require that a Subsidiary adopting the Plan make contributions to the Trust in an amount sufficient to satisfy the liability accrued under the Plan to Participants while employed by such Subsidiary.

10.4 Ownership of Assets; Release. All policies of insurance or other assets contributed to the Trust (or to any other trust established for the purpose of funding benefits hereunder) pursuant to Sections 10.2, 10.3 or otherwise shall be contributed by the Company, and all such policies or other assets shall be owned solely by the Company immediately prior to such contribution. No Participant shall contribute policies or assets to the Trust. As an internal accounting matter, the Company may allocate liabilities under the Plan to the various Subsidiaries adopting the Plan. The Company may charge or allocate all or any part of such contributions to Subsidiaries adopting the Plan in any reasonable manner determined by the Company in accordance with generally accepted accounting principles, and may record the amounts so allocated as obligations owing among the Company and such Subsidiaries. The Company may also allocate or distribute assets received by it from the Trust pursuant to Section 10.5 hereof to such Subsidiaries in any reasonable manner determined by the Company in accordance with generally accepted accounting principles. However, notwithstanding the fact that a Subsidiary may be deemed to have a claim against the Company with respect to such contributions or distributions, no Subsidiary shall at any time own or be deemed to own or have any contingent, reversionary or other beneficial interest in any portion of the policies and other assets held in the Trust or any claim, against the Trustee or otherwise, with respect thereto. Each Subsidiary, in consideration of the mutual covenants herein contained, for itself, its successors, assigns, representatives, administrators, trustees and other persons claiming by, through or under such Subsidiary, hereby irrevocably and forever releases and relinquishes (i) any and all rights, claims and interests (beneficial, reversionary, actual, contingent or otherwise), known or unknown, asserted or unasserted, which it has or may have, or may hereafter have, in or with

Valero GP, LLC Supplemental Executive Retirement Plan	14

respect to the Trust, the Trust Fund (as such term is defined in the Trust Agreement) and the policies and assets now or hereafter from time to time contributed or contributable thereto, held therein or thereby, or distributable therefrom or thereby, and (ii) any claim, demand, action or cause of action whatsoever which it has or may have, or may hereafter have, against the Trustee, its successors or assigns, with respect thereto.

10.5 Reversion of Excess Assets. Assets held pursuant to the Trust shall not be loaned to any Company. However, the Company may, at any time, request the actuary who last performed the annual actuarial valuation of the Pension Plan to determine the Actuarial Equivalent of the Accrued Benefits, assuming the Accrued Benefits to be fully vested (whether they are or not), as of the end of the Plan Year coincident with or last preceding the request, of all Participants and Surviving Spouses of deceased Participants for which the Company is or will be obligated to make payments under this Plan. If the fair market value of the assets held in the Trust, as determined by the Trustee as of that same date, exceeds the Actuarial Equivalent of the Accrued Benefits of all such Participants and Surviving Spouses by not less than 25%, then the Company may direct the Trustee to return to the Company that part of the assets which is in excess of 125% of the Actuarial Equivalent of the Accrued Benefits. If the Plan has terminated, all assets held in the Trust following the distribution of all Accrued Benefits under the Plan shall revert to the Company.

10.6 Participants Must Rely Only on General Credit of the Companies. The provisions of Sections 10.2 and 10.3 notwithstanding, it is specifically recognized by the Company and the Participants that this Plan is an unsecured corporate commitment and that each Participant (and any Surviving Spouse or other person claiming through a Participant) must rely upon the general credit of the Company for the fulfillment of its obligations under this Plan. Nothing contained in this Plan or in the Trust Agreement will constitute a representation, covenant or guarantee by the Company that the policies and assets transferred to the Trust (or any other trust established for the purpose of funding benefits hereunder) or the general assets of the Company will be sufficient to pay any or all benefits under this Plan Neither this Plan nor the Trust creates any secured or priority position, preferential right, lien, claim, encumbrance, right, title or other interest of any kind in any Participant in any policy or other asset held by the Company, contributed to the Trust (or any other trust established for the purpose of funding benefits hereunder) or otherwise designated to be used for payment of any obligations created in this Plan. No policy or other specific asset of the Company has otherwise been or will be set aside, or has been or will be pledged in any way for the performance of obligations under this Plan, which would remove the policy or asset from being subject to the claims of the general creditors of the respective Company. The Trust Agreement (and any other agreement entered into to fund obligations under this Plan) shall specify that, with respect to their benefits under this Plan, the Participants (and any Surviving Spouse or other person claiming through a Participant) are only unsecured general creditors.

ARTICLE XI

MISCELLANEOUS

11.1 Responsibility for Distributions and Withholding of Taxes. The Company shall calculate the amount of any distribution payable to a Participant hereunder, and the

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amounts of any deductions required with respect to federal, state or local tax withholding, and shall withhold or cause the same to be withheld. However, any and all taxes payable with respect to any distribution or benefit hereunder shall be the sole responsibility of the Participant, not of the Company or any Company, whether or not the Company or any Company shall have withheld or collected from the Participant any sums required to be so withheld or collected in respect thereof and whether or not any sums so withheld or collected shall be sufficient to provide for any such taxes. Without limitation of the foregoing, and except as may otherwise be provided in any separate employment, severance or other agreement between the Participant and any Company, the individual Participant or Surviving Spouse, as the case may be, shall be solely responsible for payment of any excise, income or other tax imposed (i) upon any payment hereunder which may be deemed to constitute an “excess parachute payment” pursuant to Section 4999 of the Code, or (ii) based upon any theory of “constructive receipt” of any lump-sum or other amount hereunder.

11.2 Limitation of Rights. Nothing in this Plan will be construed:

(a) to give a Participant or other person claiming through him any right with respect to any benefit except in accordance with the terms of this Plan or an agreement modifying rights under this Plan;

(b) to limit in any way the right of the Company to terminate a Participant’s employment with the Company at any time;

(c) to evidence any agreement or understanding, expressed or implied, that the Company will employ a Participant in any particular position or for any particular remuneration; or

(d) to give a Participant or any other person claiming through him any interest or right under this Plan other than that of any unsecured general creditor.

11.3 Resolution of Disputes. It is agreed that any and all disputes, claims, (whether tort, contract, statutory or otherwise) and/or controversies which relate in any manner to the Plan shall, subject to the provisions of Article VII, be submitted to the Company’s established dispute resolution program applicable to employees generally.

11.4 Distributions to Incompetents. Should a Participant or a Surviving Spouse be incompetent at the time any payment is due hereunder, as determined by the Committee in its sole discretion, the Company is authorized to make such payment to the guardian or conservator of the incompetent Participant or Surviving Spouse or directly to the Participant or Surviving Spouse or to apply those funds for the benefit of the incompetent Participant or Surviving Spouse in any manner the Committee determines in its sole discretion.

11.5 Nonalienation of Benefits. No right or benefit provided in this Plan will be transferable by the Participant, except upon his death to a Surviving Spouse as provided in this Plan. No right or benefit under this Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void. No right or benefit under this Plan will in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to

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such benefits. If any Participant or any Surviving Spouse becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit under this Plan, that right or benefit will, in the discretion of the Committee, cease. In that event, the Committee may have the Company hold or apply the right or benefit or any part of it to the benefit of the Participant or Surviving Spouse, his or her spouse, children or other dependents or any of them in any manner and in any proportion the Committee believes to be proper in its sole and absolute discretion, but is not required to do so.

11.6 Severability. If any term, provision, covenant or condition of this Plan is held to be invalid, void or otherwise unenforceable, the rest of this Plan will remain in full force and effect and will in no way be affected, impaired or invalidated.

11.7 Notice. Any notice or filing required or permitted to be given to a Company, the Committee or a Participant will be sufficient if in writing and hand delivered or sent by U.S. mail to the principal office of the Company, acting on behalf of the Company or Committee, or to the residential mailing address of the Participant. Notice will be deemed to be given as of the date of hand delivery or if delivery is by mail, as of the date shown on the postmark.

11.8 Gender and Number. If the context requires it, words of one gender when used in this Plan will include the other gender, and words used in the singular or plural will include the other.

11.9 Governing Law. The Plan will be construed, administered and governed in all respects by the laws of the State of Texas.

11.10 Effective Date. This Plan will be operative and effective on July 1, 2006.

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IN WITNESS WHEREOF, the Company has executed this document on this 1st day of August, 2006, to be effective as of July 1, 2006.

VALERO GP, LLC

By	/s/ Steven A. Blank
Steven A. Blank, Chairman
Benefit Plans Administrative Committee

Valero GP, LLC Supplemental Executive Retirement Plan